EXHIBIT 10.15

                              TEJAS GAS CORPORATION

                              ANNUAL INCENTIVE PLAN

1.      PURPOSE

        The Annual Incentive Plan (the "Plan") is designed to recognize, motivate and reward exceptional accomplishment toward annual corporate objectives; to attract and retain quality employees; and to be market competitive.

2.      ELIGIBILITY

        All regular full-time and regular part-time employees ("Employees") of Tejas Gas Corporation (the "Company") and its subsidiaries are eligible to receive awards under the Plan.

3.      ADMINISTRATION

        As to Employees other than Designated Covered Employees (as defined in
Section 5 below), the Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which shall have the sole discretion to interpret the Plan, approve preestablished objective performance measures annually, determine the level to which the performance measures were attained prior to any payment under the Plan, approve the amount of awards made under the Plan, and determine who shall receive any payment under the Plan. As to Designated Covered Employees, the Plan shall be administered by the Subcommittee (as defined in Section 5 below), which shall have the sole discretion to interpret the Plan, approve preestablished objective performance measures annually, certify the level to which the performance measures were attained prior to any payment under the Plan, approve the amount of awards made under the Plan, and determine who shall receive any payment under the Plan. The Committee may delegate authority to officers of the Company to approve the amount of awards made under the Plan to Employees who are not Designated Covered Employees. Except for the matters reserved for determination by the Subcommittee (which are subject to Committee ratification), all decisions and determinations of the Committee on all matters relating to the Plan shall be conclusive. All decisions and determinations of the Subcommittee on all matters relating to Designated Covered Employees under the Plan shall be conclusive upon ratification by the Committee. Members of the Committee and the Subcommittee shall not be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder. Except as provided in this section, only the Committee shall determine which Employees (other than Designated Covered Employees) shall receive an award under the Plan and make decisions concerning the timing, value and amount of any award granted to Employees (other than Designated Covered Employees) under the Plan. Except as provided in this section, only the Subcommittee shall determine which Designated Covered Employees shall receive an award under the Plan and make decisions concerning the timing, value and amount of any award granted to Designated Covered Employees under the Plan.

4.      INDIVIDUAL PERFORMANCE AWARD LEVELS

        Not later than 90 days (the "Establishment Date") after the commencement of the Plan year (calendar year), individual award levels shall be established, expressed as specified levels of (i)
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earnings per share before deduction of awards made under the Plan and related income taxes ("EPS") and (ii) earnings before deduction of awards made under the Plan, interest, income taxes, depreciation, amortization and, if and to the extent determined by the Committee (as to Employees other than Designated Covered Employees) or the Subcommittee (as to Designated Covered Employees), other financing related expenses ("EBITDA"). Each performance measure will be weighted as determined by the Committee (as to Employees other than Designated Covered Employees) or the Subcommittee (as to Designated Covered Employees). Generally, each performance measure reflects an increase in the Company's actual performance from the previous Plan year. Three performance award levels will be established based upon Company performance ("threshold," "target" and "stretch" goals). Employees will be eligible to receive cash payments based upon a percentage of base salary if the Company meets the "threshold" performance levels, with payments increasing (as a percentage of base salary) if the "threshold" performance level is exceeded or the "target" or "stretch" performance levels are met or exceeded. For each Plan year, the Subcommittee will determine which Designated Covered Employees will receive payments under the Plan and will establish the performance award levels and the percentages of salary for such individuals not later than the Establishment Date of such Plan year. For each Plan year, the Committee will determine which Employees (other than Designated Covered Employees) will receive payments under the Plan and will establish the performance award levels and the percentages of salary for such individuals not later than the Establishment Date of such Plan year. No Employee may receive more than a maximum of $1.5 million under the Plan with respect to attainment of performance levels during any Plan year.

        The establishment of an individual performance criteria for any Employee shall not give any Employee the right to receive any payment under this Plan.

5.      PAYMENT OF AWARDS

        Prior to authorizing any payments to Designated Covered Employees under the Plan, approved written minutes shall be recorded of the Subcommittee meeting in which certification by the Subcommittee is made that the performance goals and any other material terms of the Plan were satisfied. The "Subcommittee" shall be a committee of the Board of Directors comprised of members of the Committee, who qualify as "outside" Directors within the meaning of Section 162(m) of the Internal Revenue Code, as amended, and the regulations thereunder ("Section 162(m)").

        "Designated Covered Employees" shall be those one or more Employees who are designated as such by the Subcommittee not later than the Establishment Date of the Plan year. Generally, the Subcommittee will endeavor to designate as "Designated Covered Employees" for a Plan year those Employees whose (i) awards under the Plan (when combined with base salary and other non-performance based compensation) may reasonably be foreseen to exceed the threshold for nondeductibility by the Company under Section 162(m) and (ii) who would be "covered employees" under Section 162(m). For Designated Covered Employees, downward adjustment of the actual award level from the performance award level may be made at the sole discretion of the Subcommittee. Discretionary upward adjustment of the actual award level above the performance award level shall not be allowed for Designated Covered Employees.

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        For Employees other than Designated Covered Employees, actual individual award levels may be adjusted upward or downward at the sole discretion of the Committee based on an Employee's individual performance.

        Payments made under this Plan may be made in cash or common stock of the Company (with an equivalent fair market value on the date of payment) as determined by the Committee (as to Employees other than Designated Covered Employees) and the Subcommittee (as to Designated Covered Employees). Cash payments made under this Plan may be deferred by Employees according to the terms of the Tejas Gas Corporation Thrift Benefit Restoration Plan and the Tejas Gas Corporation Thrift Plan. The Committee (as to Employees other than Designated Covered Employees) and the Subcommittee (as to Designated Covered Employees) will determine the timing of payments under the Plan and may elect to make payments over more than one calendar year. There will be no increase in the amount of payment to Employees (other than Designated Covered Employees) as a result of any award being paid in installments, except that the Committee (as to Employees other than Designated Covered Employees) may, in its sole discretion, increase such payments by an amount based on a rate of interest that the Committee shall determine is reasonable or the actual rate of return of a specific investment selected by the Committee. There will be no increase in the amount of payment to Designated Covered Employees as a result of any award being paid in installments, except that the Subcommittee may, in its sole discretion, increase such payments by an amount based on a rate of interest that the Subcommittee shall determine is reasonable or the actual rate of return of a specific investment selected by the Subcommittee.

6.      UNFUNDED NATURE OF PLAN

        This Plan shall constitute an unfunded mechanism for the Company to pay incentive compensation to Employees from its general assets. No fund or trust is created with respect to the Plan, and no Employee shall have any security or other interest in the assets of the Company.

7.      PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE

        No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of an Employee, or be subject to seizure by any creditor or an Employee or any person claiming under an Employee. No Employee nor any person claiming under an Employee shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

8.      PLAN NOT AN EMPLOYMENT CONTRACT

        The Plan does not give any Employee the right to be continued in employment, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status.

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9.      SEVERABILITY

        In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.     WITHHOLDING OF TAXES

        The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes required by law to be withheld with respect to such awards.

11.     APPLICABLE LAW

        The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

12.     EFFECTIVE DATE OF PLAN

        The Plan shall be considered effective as of January 1, 1997. If the Plan is not approved by the stockholders, the Plan will be effective only as to employees who are not "covered employees" under Section 162(m).

13.     AMENDMENT AND TERMINATION OF THE PLAN

        The Committee (as to Employees other than Designated Covered Employees) and the Subcommittee (as to Designated Covered Employees) may modify or terminate the Plan at any time without prior notice to or consent of Employees; provided that, without the approval of the stockholders of the Company, no such amendment shall be made that would change the class of Employees eligible to receive awards under the Plan, base the award on a performance measure other than EPS and EBITDA, or increase the maximum individual award payment under the Plan.

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